                                                                 EXHIBIT 10.30


             AMENDED AND RESTATED LICENSE AND DEVELOPMENT AGREEMENT

         THIS AMENDED AND RESTATED LICENSE AGREEMENT (the "Amended Agreement") is made and entered into this ______day of April 2001, between ECHOCATH, INC. ("EchoCath"), a corporation organized and existing under the laws of the State of New Jersey, and CRITICAL CARE INNOVATIONS, INC. ("CCI"), a corporation organized and existing under the laws of the Commonwealth of Virginia.

                              W I T N E S S E T H:

         WHEREAS, EchoCath is the owner of technology and patents relating to enhancing the visualization of biopsy needles or other metallic devices being guided by ultrasound;

         WHEREAS, CCI is involved in the development and distribution of medical equipment;

         WHEREAS, EchoCath and CCI are parties to a License and Development Agreement dated January 15, 2000 (the "Agreement") which granted to CCI an exclusive license to use and develop certain EchoCath technology and patents relating to enhancing the visualization of biopsy needles or other metallic devices guided by ultrasound;

         WHEREAS, EchoCath and CCI desire to amend and restate the Agreement as more particularly set forth herein,

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the recitals set forth above, which are hereby incorporated by reference herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS
                                   -----------

         1.1 Specific Definitions. As used in this Amended Agreement, the following terms have the meanings set forth or referenced below:

         "Affiliate" The term "Affiliate" as used herein shall mean with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, "control" including, with correlative meanings, the terms "controlled by" and "under common control with" means ownership directly or indirectly of more than fifty percent (50%) of the equity capital having the right to vote for election of directors in the case of a corporation and more than fifty percent (50%) of the beneficial interest in the case of a business entity other than a corporation.

         "Confidential Information" means know-how, trade secrets, and unpublished information disclosed (whether before or during the term of this Amended Agreement) by one of the parties (the "disclosing party") to the other party (the "receiving party") or generated under this Amended Agreement, excluding information which:

                  (a) was already in the possession of receiving party prior to its receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with reasonable documentary proof thereof);

                  (b) is or becomes part of the public domain by reason of acts not attributable to the receiving party;

                  (c) is or becomes available to receiving party from a source other than the disclosing party which source, to the best of receiving party's knowledge, has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the disclosing party with respect thereto;

                  (d) is made available by the disclosing party to a third party unaffiliated with the disclosing party on an unrestricted basis;

                  (e) has been independently developed by the receiving party without breach of this Amended Agreement or use of any Confidential Information of the disclosing party; or

                  (f) has been or must be publicly disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control, and despite the reasonable efforts of the receiving party.

         "Effective Date" means the date of the effective date of the Agreement, January 15, 2000.

         "EchoCath" means EchoCath, Inc. and its Affiliates.

         "ColorMark(R)" is a trademark of EchoCath and, within this Amended Agreement, means the technology of EchoCath for enhancing the visualization of biopsy needles or other metallic devices being guided by ultrasound, as more particularly described by the U.S. Patents listed on Exhibit A.

         "Field of Use" means all soft tissue needle biopsies and cancer therapy guidance, including veterinary applications of the same. The Field of Use specifically excludes the use of the Licensed Technology (i) in the field of electrophysiology; and (ii) cardiac applications except for the delivery of localized chemotherapy or other cancer therapies via catheters, probes or other delivery systems within the vascular system.

         "Governmental Regulations" means any and all laws, regulations, etc. of any federal, state or local governmental authority with jurisdiction over the distribution of Products.

         "Invention" means any invention, discovery, know-how, trade secret, data, information, technology, process or concept, whether or not patented or patentable, and whether or not memorialized in writing.

                  "Licensed Technology" means the ColorMark(R) technology, and shall include (a) all EchoCath U.S. and foreign patents and patent applications, currently existing or existing in the future, related thereto, including, but not limited to, the patents and patent applications listed in the attached Exhibit A, referred to herein as the "EchoCath Patents", and (b) all know-how, trade secrets, trade names inventions, discoveries, and any and all intellectual property and technical information, including, but not limited to, information embodied in drawings, designs, copyrights, copyright applications, trademarks, trade applications, material specifications, processing instructions, formulas, equipment specifications, product specifications, confidential data, computer software, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto.

         "CCI" means Critical Care Innovations, Inc. and its Affiliates.

         "Option Payments" means any and all amounts paid by CCI to EchoCath prior to or after the Effective Date in consideration of EchoCath granting to CCI an option to acquire an exclusive license to the Licensed Technology, including, but not limited to, payments made by CCI to EchoCath in accordance with the terms and conditions of a certain Option Agreement entered into by and between CCI and EchoCath on April 16, 1999, and any extensions and modifications thereof.

         Person. As used herein, the term "Person" shall mean any individual, corporation, partnership, business trust, business association, governmental entity, governmental authority or other legal entity.

         "Product" means any device which utilizes, incorporates, is based upon or depends upon the Licensed Technology.

         "Quarter" shall mean four (4) equal three (3) month periods in a calendar year, each such period beginning on January 1, April 1, July 1, and October 1 of a calendar year.

                                    ARTICLE 2
                      LICENSE TO CRITICAL CARE INNOVATIONS
                      ------------------------------------

         2.1 Grant of License. Subject to the terms and conditions of this Amended Agreement, EchoCath hereby grants to CCI, and CCI hereby accepts from EchoCath, an exclusive worldwide license to the Licensed Technology to manufacture, make, have made, promote, market, use, distribute, sell and have sold Products incorporating or utilizing, and to otherwise commercialize and exploit, the Licensed Technology in the Field of Use, including the right to grant sublicenses in the Field of Use and the right of CCI to sue third parties for alleged infringement and/or misappropriation of the Licensed Technology and EchoCath's Patents.

         2.2 Term of License. Unless otherwise terminated under provisions of this Amended Agreement, CCI's rights and obligations under this Amended Agreement shall continue in full force and effect so long as CCI continues to produce any Product using Licensed Technology until the last of the EchoCath Patents expire without possibility of renewal.

         2.3 Termination of License.

             (a) Notwithstanding anything to the contrary contained herein, CCI may terminate this Amended Agreement upon six (6) months written notice to EchoCath. Upon such termination, the parties shall do a complete and final accounting and upon payment of any outstanding royalties, CCI shall have no further liability hereunder.

             (b) EchoCath shall have the right to terminate this Amended Agreement upon thirty (30) days notice to CCI in the event of CCI's breach or violation of any of the terms and conditions of this Agreement. (This thirty
(30) day period shall hereinafter be referred to as the "Notice Period"). The foregoing notice shall state with particularity the nature of the asserted breach or violation by CCI. CCI shall have the right to cure the breach or violation during the Notice Period and for an additional thirty (30) day period after the expiration of the Notice Period (this thirty (30) day period shall hereinafter be referred to as the "Cure Period"). In the event that CCI cures the breach or violation during the Notice Period or the Cure Period, the notice of violation shall be null and void and this Amended Agreement shall return to its prior status. In the event that CCI does not cure the breach or violation prior to the expiration of the Cure Period, this Amended Agreement may be terminated by Echocath in its sole discretion, by written notice to CCI.

         2.4 Regulatory Approvals. CCI shall be solely responsible for obtaining any and all governmental regulatory approvals which may be required to distribute the Products anywhere in the world. EchoCath shall provide CCI with any and all reasonable support to assist CCI in obtaining such governmental regulatory approvals. Except in those instances where such regulatory approval is applicable to areas not limited by the Field of use, EchoCath shall transfer to CCI, as part of the License Agreement, any and all governmental regulatory approvals which EchoCath has previously obtained for the Products. Where such regulatory approvals encompass areas greater than the Field of Use, EchoCath shall take such actions as required under the circumstances to extend and ensure such regulatory approval to include CCI's ability to distribute Products. CCI shall cooperate with EchoCath in regards to such actions.

                                    ARTICLE 3
                            LICENSE ACQUISITION FEES
                            ------------------------

         3.1 Consideration. In exchange for the grant of exclusive license rights of the Licensed Technology in the Field of Use, CCI agrees to pay to EchoCath a non-refundable license fee of One Million One Hundred Thousand Dollars ($1,100,000) as enumerated below:

             (a) One hundred and Fifteen Thousand Dollars ($115,000) heretofore paid to EchoCath pursuant to the Agreement;

             (b) A payment in the amount of Two Hundred Ten Thousand Dollars ($210,000) upon execution of this Amended Agreement, in return for an assignment of the EchoCath Patents as more particularly set forth in the Assignment of Patents , attached hereto and subject to the Escrow Agreement attached hereto;

             (c) Four Hundred Thousand Dollars ($400,000) upon the first anniversary of the execution of this Amended Agreement; and

             (d) Three Hundred Seventy Five Thousand Dollars ($375,000) upon the second anniversary of the execution of this Amended Agreement.

                                    ARTICLE 4
                              ROYALTIES AND REPORTS
                              ---------------------

         4.1 Royalties. CCI shall pay to EchoCath a royalty in an amount equal to five and one-half percent (5.5%) of Net Sales of any and all Products which use EchoCath's licensed technologies manufactured by CCI and sold to third parties in a given Quarter. CCI shall pay EchoCath one-third (1/3) of any royalties received by CCI on account of any sublicenses granted hereunder by CCI. As used herein, "Net Sales" shall mean gross invoice price less expenses attributable to transportation, insurance or other similar out-of-pocket expenses paid to third parties in connection with shipment and delivery of the Products, and, less sales tax, import duties and other taxes not related to the net income of CCI. In the event that the Products are sold in kit form in combination with other products, Net Sales of such kitted Products shall be determined by adding the list prices of all products in the kit and dividing same by the sales price of the kit. The resulting percentage discount shall be applied against the average selling price of the Products to determine their Net Sales price. Royalties paid shall be on only the pro rata share of the kit price which the product that uses the technologies is part of.

         4.2 Reports and Payments. Within thirty (30) days after the end of each Quarter, CCI shall provide EchoCath with a written report indicating the number of each type of Product sold during the previous Quarter and the amount of the royalties due to EchoCath for the previous Quarter. Simultaneously with making such report and to the extent a payment is due to EchoCath, CCI shall pay the royalty due to EchoCath as computed pursuant to the terms of this Amended Agreement.

         4.3 Records. CCI agrees to keep accurate written records sufficient in detail to enable CCI and EchoCath to determine and verify the royalty payment due to EchoCath pursuant to the terms of this Amended Agreement. CCI shall retain all records for a given Quarter for a period of not less than three (3) years following the end of such Quarter.

         4.4 Audit of Records. Upon reasonable notice and during regular business hours, CCI shall from time to time, but no more frequently than annually, make available the records referred to in Section 4.3 for audit by an independent party mutually agreed to by the parties for the purpose of verifying the accuracy of the reports prepared by CCI pursuant to paragraph 4.2 herein. Such audit shall be performed at EchoCath's sole and exclusive expense. The parties shall require the independent party to execute a suitable confidentiality agreement reasonably acceptable to CCI and EchoCath prior to conducting such audit. Such representatives shall only disclose to EchoCath its conclusions regarding the accuracy and completeness of CCI's royalty payments and records related thereto, and shall not disclose to EchoCath CCI's confidential business information. In the event the audit report of the independent party concludes that CCI underpaid royalties to EchoCath in an amount in excess of ten percent (10%), then CCI shall reimburse EchoCath's out of pocket expenses associated with the audit.

                                    ARTICLE 5
                             ANNUAL MINIMUM ROYALTY
                             ----------------------

         5.1 Minimum Royalty. In every twelve month period, commencing on the fourth anniversary of the execution of this Amended Agreement, Critical Care Innovations shall pay to EchoCath a minimum royalty of $300,000.00; $500,000.00 on the fifth anniversary, and $800,000.00 on the sixth anniversary, and in succeeding years the minimum annual royalty shall increase by an amount equal to 3% each year. To the extent that in any given fiscal year the actual royalties paid by CCI do not equal or exceed the then applicable minimum royalty, simultaneously with CCI's payment of the royalties due for the final quarter of the applicable fiscal year, CCI shall also pay to EchoCath an amount equal to the difference between such actual royalty payments and the applicable minimum royalty. For example, for the fiscal year commencing with the fourth anniversary of the execution of this agreement, if the actual royalties paid were $280,000, the minimum royalty payment would be $20,000 ($300,000 - $280,000 = $20,000).

                                    ARTICLE 6
                              DEVELOPMENT AGREEMENT
                              ---------------------

         6.1 Development Agreement. As requested by CCI, EchoCath shall prepare one or more proposals for certain development work to be specified by CCI. To the extent that CCI accepts or rejects, at its sole discretion, any such proposal in writing, each proposal shall, when accompanied by EchoCath's terms and conditions as agreed upon by both parties, constitute a development agreement between the parties.

                                    ARTICLE 7
                              INTELLECTUAL PROPERTY
                              ---------------------

         7.1 Pre-existing Intellectual Property. Any intellectual property that exists as of the execution of this Amended Agreement shall remain the property of its original owner, whether or not it is shared with or used by the other party for the purpose of this Amended Agreement.

         7.2 Sole Inventions. Any Inventions made individually by a party during the term of this Amended Agreement shall remain the property of the inventing party.

         7.3 Joint Inventions. Any Inventions made jointly by agents of CCI and EchoCath ("Joint Inventions") shall be owned jointly by CCI and EchoCath. Each party shall have joint rights to use and license such Joint Inventions; however, CCI shall have exclusive rights to license Joint Inventions within the Field of Use and shall be entitled to 20% of license fees which EchoCath receives from other licensees relating to the use of the Joint Inventions outside of the Field of Use. As products are shown to be enhanced by the Joint Invention technologies, through the implementation and use of these technologies in these other Fields of Use, CCI will be paid this pro rata share of license fees which have been received by EchoCath through the use of the Joint Invention technologies in other Fields of Use. Provided however, that the foregoing requirement to pay royalties to CCI shall not apply in instances where, due to a written agreement executed prior to the Effective Date, all of which are set forth on Exhibit B attached hereto, another licensee of EchoCath has rights to such inventions without payment of any additional royalties other than the standard royalties set forth in that licensee's agreement with EchoCath.

                                    ARTICLE 8
               CERTAIN REPRESENTATIONS, WARRANTIES AND INDEMNITIES
               ---------------------------------------------------

         8.1 Representations and Warranties of EchoCath. EchoCath represents and warrants to CCI as follows:

             (a) The execution and delivery by EchoCath of this Amended Agreement and the performance by EchoCath of its obligations hereunder have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of EchoCath, as amended, or any provision of any indenture, agreement or other instrument to which EchoCath or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of EchoCath.

             (b) This Amended Agreement has been duly executed and delivered by EchoCath and constitutes the legal, valid and binding obligation of EchoCath, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

             (c) EchoCath is the owner, or has the right to grant this exclusive license with the right to grant sublicenses in the Field of Use, of all right, title and interest in and to the Licensed Technology and the EchoCath Patents free and clear of any liens, mortgages, charges, security interests, pledges, encumbrances, assessments, restrictions or other third-party claims of any nature and has the right to grant to CCI this exclusive license for the Licensed Technology and the EchoCath Patents;

             (d) EchoCath has not granted the rights which it hereunder grants to CCI to any other party.

             (e) To the best of EchoCath's knowledge, CCI's use of the Licensed Technology in the Field of Use will not infringe, misuse, misappropriate or conflict with the rights, including patent and other intellectual property rights or contract rights, of others.

             (f) EchoCath is the true and lawful owner of all patents, copyrights, trademarks, trade names and other intellectual property associated with the Licensed Technology and the EchoCath Patents.

             (g) EchoCath has cancelled any and all agreements of any kind which it may have previously entered into with any and all third parties, including, but not limited to Medtronic, Medison, and Bard, relating to the manufacture, sale or distribution of Products anywhere in the world.

         8.2 Representations and Warranties of CCI. CCI represents and warrants to EchoCath as follows:

             (a) The execution and delivery by CCI of this Amended Agreement and the performance by CCI of its obligations hereunder have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of CCI, as amended, or any provision of any indenture, agreement or other instrument to which CCI or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice of lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of CCI.

             (b) This Amended Agreement has been duly executed and delivered by CCI and constitutes the legal, valid and binding obligation of CCI, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the right of creditors generally.

                                    ARTICLE 9
                                 INDEMNIFICATION
                                 ---------------

         9.1 EchoCath's Liability. EchoCath shall indemnify, defend and hold harmless CCI and each of its subsidiaries, officers, directors, employees, shareholders and distributors from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) ("Indemnifiable Losses"), which in any way arise out of EchoCath's breach of any representation, warranty, covenant or agreement on the part of EchoCath under this Amended Agreement (excluding matters for which CCI is responsible under Section 9.2 below).

         9.2 CCI's Liability. CCI shall indemnify, defend and hold harmless EchoCath and each of its subsidiaries, officers, directors, employees, shareholders and suppliers from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) ("Indemnifiable Losses"), which in any way arise out of any breach of representation, warranty, covenant or agreement on the part of CCI under this Amended Agreement and any claim related to a defect in a Product or claims of strict products liability (excluding matters for which EchoCath is responsible under Section 9.1 above).

         9.3 Third Party Claims. If a claim by a third party is made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party so long as the failure to give timely notice does not materially adversely affect the indemnifying party's ability to defend such claim against a third party. The indemnifying party shall be entitled to settle or assume the defense of such claim, including the employment of counsel satisfactory to the indemnified party, as provided below. Regardless of which party is controlling the settlement or defense of any claim, (i) both the indemnified party and indemnifying party shall act in good faith, (ii) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party or of its subsidiaries, (iii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that all fees, costs and expenses of such counsel in an action controlled by the indemnifying party shall be borne by the indemnified party, unless the indemnifying party and indemnified party have different available defenses to such third party claim, in which case such fees, costs and expenses shall be borne by the indemnifying party, (iv) no entry of judgment or settlement of a claim may be agreed to without the written consent of both the indemnified party and the indemnifying party, which consents shall not be unreasonably withheld, and (v) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of such claim pursuant to this Article. So long as the indemnifying party is reasonably contesting any such claim in good faith as permitted herein, the indemnified party shall not pay or settle any such claim.

         9.4 Cooperation as to Indemnified Liability. Each party hereto shall cooperate fully with the other parties with respect to access to books, records, or other documentation within such party's control, if deemed reasonably necessary or appropriate by any party in the defense of any claim which may give rise to indemnification hereunder.

                                   ARTICLE 10
                     PROSECUTION OF PATENTS AND INFRINGEMENT
                     ---------------------------------------

         10.1 Prosecution of Infringement of Licensed Technology by Third Party.

              (a) CCI and EchoCath shall promptly notify the other if it knows or has reason to believe that rights to the Licensed Technology are being infringed or misappropriated by a third party within the Field of Use or that such infringement or misappropriation is threatened. CCI shall, after learning of and investigating such alleged infringement or misappropriation, send notice to EchoCath electing to do the following: (i) prosecute such alleged infringement or misappropriation on CCI's own behalf; (ii) offer EchoCath the choice of participating in such prosecution; or (iii) decline to prosecute such alleged infringement or misappropriation. In the event CCI declines to prosecute such alleged infringement or misappropriation due to the magnitude of the infringement overlapping many Fields of Use, EchoCath may prosecute such alleged infringement on its own behalf and at its own expense. While such prosecution may be at EchoCath's expense, nothing herein shall prevent EchoCath from seeking participation and payment of expenses from other licensees and/or from requesting CCI's assistance and sharing of expenses.

              (b) In the event CCI elects to prosecute such alleged infringement or misappropriation on its own behalf pursuant to (a)(i) above, CCI shall be solely responsible for its costs of prosecution and settlement incurred therein and shall retain any and all proceeds from such prosecution. EchoCath agrees to join as a party plaintiff to any such proceeding if, in CCI's reasonable judgment, such joinder is necessary to a successful infringement or misappropriation action. EchoCath shall cooperate with CCI in connection with the initiation and prosecution by CCI of any such action.

              (c) EchoCath shall be obligated to pay fifty percent (50%) of the costs and expenses incurred by CCI and EchoCath in such prosecution and shall be entitled to receive fifty percent (50%) of the proceeds realized from the prosecution. Should it be shown that such infringement affects other field's of use other than CCI's Field of Use, then EchoCath may approach its other licensees of the Licensed Patents to request their contribution to defray the expenses incurred in the prosecution of the action; if the other licensees choose to participate, they will be entitled to share in any recovery awarded in the action, proportionately to their share of the expenses, up to a maximum of 90% participation.

              (d) In the event CCI elects not to prosecute the alleged infringement or misappropriation pursuant to (a)(iii) above, EchoCath may, at its option, prosecute such alleged infringement or misappropriation on its own behalf, in which event EchoCath shall be solely responsible for all costs of prosecution and of negotiating settlement and shall retain all proceeds from such prosecution.

                                   ARTICLE 11
                                  MISCELLANEOUS
                                  -------------

         11.1 Non-Disclosure. Except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties hereunder, for a period of three (3) years after receipt, each party agrees (i) not to disclose or use any Confidential Information of the other party obtained in connection with the performance of this Amended Agreement, and (ii) not to disclose or provide any of such Confidential Information of the other party to any third party and to take appropriate measures to prevent any such disclosure by its present and future employees, officers, agents, subsidiaries, or consultants.

         11.2 Relationship. This Amended Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Amended Agreement, each party shall be acting as an independent contractor.

         11.3 Assignment. This Amended Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided, that (i) the rights and obligations of EchoCath herein may not be assigned except to any person who succeeds to substantially all of the assets and business of EchoCath, and (ii) the rights and obligations of CCI herein may not be assigned except to any person who succeeds to substantially all of that portion of CCI' business to which this Amended Agreement relates.

         11.4 Complete Agreement. The Exhibits to this Amended Agreement shall be construed as an integral part of this Amended Agreement to the same extent as if they had been set forth verbatim herein. This Amended Agreement and the Exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, including the Agreement, whether written or oral relating hereto.

         11.5 Survival. All of the representations, warranties, and covenants made in this Amended Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive such termination and continue thereafter in full force and effect.

         11.6 Waiver, Discharge, Amendment, Etc. The failure of any party hereto to enforce at any time any of the provisions of this Amended Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Amended Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Amended Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Amended Agreement shall be in writing and signed by the parties hereto.

         11.7 Counterparts. This Amended Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

         11.8 Titles and Headings; Construction. The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Amended Agreement. This Amended Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Amended Agreement to be drafted.

         11.9 Benefit. Nothing in this Amended Agreement, expressed or implied, is intended to confer on any person other than the parties to this Amended Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Amended Agreement.

         11.10 Notices. All notices or other communications to a party required or permitted hereunder shall be deemed given if in writing and delivered personally or sent by telecopy (with confirmation or transmission) or certified mail (return receipt requested) to such party at the following addresses (or at such other addresses as shall be specified by like notice):


         if to CCI to:        Critical Care Innovations, Inc.
                              13901 Willard Road
                              P.O. Box 220630
                              Attention:  CEO/Chairman
                              Fax #: 703/378-4936

         if to EchoCath to:   EchoCath, Inc.
                              4326 Route One, Monmouth Junction
                              Princeton, New Jersey 08852
                              Attention:  President
                              FAX (609) 987-1019

CCI or EchoCath may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail).

         11.11 Severability. In case any provision of this Amended Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         11.12 Arbitration. Any controversy or claim arising out of or relating to this Amended Agreement or the alleged breach, termination or validity hereof, including any alleged fraud in the inducement hereof, shall be resolved by mediation under the auspices of the American Arbitration Association. Any such claim or controversy which remains unresolved 45 days after appointment of a mediator, shall be settled by binding arbitration by three (3) arbitrators in accordance with the AAA Arbitration Rules, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. Notwithstanding the foregoing, either party may seek interim injunctive relief from any court of competent jurisdiction. The exclusive jurisdiction for any action or arbitration shall be within the City of Fairfax, State of Virginia. The arbitrators shall have the right to award reasonable attorney's fees and costs to the prevailing party.

         11.13 Governing Law. This Amended Agreement shall be interpreted in accordance with the laws of the Commonwealth of Virginia, excluding its rules regarding conflicts of law. In the event any legal action or arbitration proceeding is initiated to enforce the terms of this Amended Agreement, the prevailing party shall be entitled to an award of its reasonable attorneys' fees incurred therein.

         IN WITNESS WHEREOF, each of the parties has caused this Amended Agreement to be executed in the manner appropriate to each, as of the date first above written.


ECHOCATH, INC.                         CRITICAL CARE INNOVATIONS, Inc.


By:                                    By:
     ------------------------------         -----------------------------------


Its:                                   Its:
     ------------------------------         -----------------------------------


EXHIBITS:

EXHIBIT A

For the Purposes of this Amended Agreement, the "EchoCath Patents" are:

COLORMARK(R)

U.S. Patent: 5,329,927

U.S. Patent: 5,343,865

U.S. Patent: 5,425,370

U.S. Patent: 5,421,336

U.S. Patent: 5,967,991

EXHIBIT B (Other Licensees with written agreement executed prior to Effective Date January 15, 2000.)